News Release

BioRestorative Therapies Announces One-for-Fifty Reverse Stock Split

Shares Will Trade on a Split-Adjusted Basis on April 15, 2013 under BRTXD for 20 Day Period

Jupiter, FL – April 12, 2013 – BioRestorative Therapies, Inc. (“BRT” or the “Company”) (OTC BB: BRTX), a life sciences company focused on stem cell based cellular therapies for various personal medical applications, announced today that it will implement a one-for-fifty reverse stock split effective at the opening of business on April 15, 2013. Post-split the shares outstanding will go to 16,412,820 from 820,641,011. Additionally, in connection with the reverse stock split, the Company will also be reducing the number of shares of common stock authorized to be issued by the Company from 1,500,000,000 to 100,000,000 shares. For the 20-day period beginning April 15, 2013, the Company’s stock will trade under the  symbol  “BRTXD” to designate that it is trading on a post-reverse split basis. Following that period, the common shares will resume trading under the symbol “BRTX”.

Mark Weinreb, President and CEO of BRT, commented, “I am grateful for the support of the shareholders in approving our reverse split; 94% of the shares voted were in favor of the proposal. We believe the reverse stock split will help us attract a new base of shareholders as well as new institutional and retail support in the market.”

About BioRestorative Therapies, Inc.

BioRestorative Therapies, Inc. (“BRT”) develops medical procedures using cell and tissue protocols, primarily involving adult stem cells, and allowing patients to undergo minimally invasive cellular-based treatments. BRT is developing the following scientific initiatives: Our brtxDISC™ Program (Disc Implanted Stem Cells) offers a non-surgical treatment for bulging and herniated discs and addresses the gap between non-invasive and invasive back procedures. Our ThermoStem™ Program focuses on treatments, using brown fat stem cells, for metabolic disorders (diabetes, heart disease, etc.) and obesity primarily focusing on potentially preventing the onset of Type 2 Diabetes. Initial research indicates that increased amounts of brown fat in the body may be responsible for additional caloric burning as well as reduced glucose and lipid levels in the body. The Company also offers plant stem cell-based facial creams and products under the Stem Pearls® brand at www.stempearls.com.

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This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including those set forth in the Company’s Form 10-K filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the Company undertakes no obligation to update such statements.

Investor Contact:
Jeff Ramson
ProActive Capital
(646) 863-6893
jramson@proactivecapital.com